Exhibit 5.1

[Muldoon Murphy Faucette & Aguggia LLP]

October 15, 2004

Board of Directors

HealthExtras, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

Re:	The offering of a total of 5,000,000 shares of HealthExtras, Inc. common stock, 3,500,000 shares by the Company and 1,500,000 shares by the selling stockholders.

Ladies and Gentlemen:

You have requested our opinion concerning certain matters of Delaware law in connection with the offering (the “Offering”) of a total of 5,000,000 shares of common stock, par value of $0.01 per share, of HealthExtras, Inc. (the “Company”), a Delaware corporation (5,750,000 shares in the event the underwriters’ over-allotment option is exercised). The Company is offering 3,500,000 shares (4,250,000 shares in the event that the underwriters’ over-allotment option is exercised) (the “Company Shares”) and Principal Holding Company, a wholly-owned subsidiary of Principal Financial Group, Inc., and Thomas L. Blair (collectively, the “Selling Stockholders”) each are offering for sale 750,000 shares of Common Stock (the “Selling Stockholder Shares”).

In connection with your request, you have provided us and we have reviewed the Company’s amended and restated certificate of incorporation filed with the Delaware Secretary of State on December 10, 1999 (the “Certificate of Incorporation”); the Company’s Bylaws; the Company’s registration statement on Form S-3 (the “Registration Statement”) filed under the Securities Act of 1933 with the Securities and Exchange Commission; resolutions of the Board of Directors of the Company (the “Board”) authorizing the Offering and the filing of the Registration Statement, and appointing the Executive Committee of the Board to act as a pricing committee (the “Pricing Committee”) in connection with the Offering.

Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.    Upon the due adoption by the Pricing Committee or the Board of Directors of a resolution fixing the purchase price of the Company Shares, the Company Shares will be duly authorized and, when such Company Shares are sold and paid for in accordance with the terms set forth in the prospectus included in such Registration Statement when it becomes effective under the Securities Act of 1933 and in such resolution of the Pricing Committee or the Board of Directors, and certificates representing such Company Shares in the form provided to us are duly and properly issued, the Company Shares will be legally issued, fully paid and nonassessable.

2.    The Selling Stockholder Shares are legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 and to the use of the name of our firm where it appears in the Registration Statement and in the prospectus included in such Registration Statement.

Very truly yours,

/s/ Muldoon Murphy Faucette & Aguggia LLP

     MULDOON MURPHY FAUCETTE & AGUGGIA LLP